Exhibit 99.1

UNITY BIOTECHNOLOGY ANNOUNCES $80M DEBT FINANCING FROM HERCULES CAPITAL

SAN FRANCISCO, Calif., August 4, 2020 — UNITY Biotechnology (UNITY) [NASDAQ:UBX], a biotechnology company developing therapeutics to extend healthspan by slowing, halting or reversing diseases of aging, today announced that it has entered into a $80 million debt facility with Hercules Capital [NYSE: HTGC].

“With this financing UNITY has strengthened its balance sheet and we now have additional financial flexibility around the development of our lead senolytic clinical candidates, UBX0101 and UBX1325,” said Anirvan Ghosh, Ph.D., chief executive officer of UNITY. “We are excited to be working with the Hercules team who has significant experience supporting innovative life science companies.”

UNITY drew down $25 million from the debt facility at closing. An additional $30 million will be available for drawdown subject to the achievement of future milestones. The remaining $25 million will be available for drawdown subject to approval by Hercules.

“This structured financing represents a significant commitment from Hercules and it is consistent with our goal of supporting innovative life sciences companies with strong institutional support through all stages of development,” said Cristy Barnes, Managing Director at Hercules. “Hercules is pleased to enter into this financing partnership with Unity as it continues to advance its unique pipeline targeting age-related diseases,” added Himani Bhalla, Principal at the Life Sciences lending group at Hercules.

Further information with respect to the debt financing agreement with Hercules will be contained in a Current Report to be filed on Form 8-K by UNITY with the Securities and Exchange Commission.

About UNITY

UNITY is developing a new class of therapeutics to slow, halt or reverse diseases of aging. UNITY’s initial focus is on creating senolytic medicines that target senescent cells to alter the course of diseases of aging, such as osteoarthritis, eye diseases, neurological diseases and pulmonary diseases. More information is available at www.unitybiotechnology.com or follow us on Twitter.

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